Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of AMFCO-420 LLC (as predecessor to Seaport Calibre Materials Acquisition Corp.) (the “Company”) on Form S-1 to be filed on or about July 19, 2021 of our report dated June 11, 2021, except for Note 1, Note 3, Note 4, the 1st and 5th paragraphs of Note 5, Note 6, and the 1st paragraph of Note 9, as to which the date is July 19, 2021, on our audits of the financial statements as of December 31, 2020 and 2019 and the related statements of operations, changes in capital, and cash flows for the year ended December 31, 2020 and the period from May 15, 2019 (inception) to December 31, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

July 19, 2021